Tyson Foods Statement in Response to Ruling by Republic of the Philippines’ Department of Labor and Employment

Springdale, Ark. – December 20, 2016 – Tyson Foods, Inc. (NYSE: TSN) today issued the following statement:

Tyson Foods was recently notified that the National Labor Relations Council of the Department of Labor and Employment in the Republic of the Philippines has ruled against an appeal related to the 1995 closing of an apparel manufacturing facility operated by a subsidiary of the former Sara Lee Corporation. Not long after the closing, Sara Lee Corporation was sued by a labor union and former employees, and the case has been in dispute since. The case pre-dates Tyson Foods’ acquisition of The Hillshire Brands Company, which was formerly known as Sara Lee Corporation, by more than 15 years.

“This latest ruling is excessive and directly contrary to two prior arbitration rulings that concluded that the 1995 closure was proper and all required severance benefits had been paid by Sara Lee Corporation to employees,” said David L. Van Bebber, executive vice president and general counsel for Tyson Foods. “We’re considering all appellate options including asking the NLRC to reconsider its ruling and the Philippine courts to overturn the ruling. As Hillshire Brands does not have any operations in the Philippines, we don’t expect this decision to have any impact on our business.”

Tyson Foods notified investors of the ruling in a Current Report on Form 8-K filed with the Securities and Exchange Commission today, which is available on the company’s website.

About Tyson Foods
Tyson Foods, Inc. (NYSE: TSN), with headquarters in Springdale, Arkansas, is one of the world’s largest food companies with leading brands such as Tyson®, Jimmy Dean®, Hillshire Farm®, Sara Lee®, Ball Park®, Wright®, Aidells® and State Fair®.  It’s a recognized market leader in chicken, beef and pork as well as prepared foods, including bacon, breakfast sausage, turkey, lunchmeat, hot dogs, pizza crusts and toppings, tortillas and desserts. The company supplies retail and foodservice customers throughout the United States and approximately 115 countries. Tyson Foods was founded in 1935 by John W. Tyson, whose family has continued to lead the business with his son, Don Tyson, guiding the company for many years and grandson, John H. Tyson, serving as the current chairman of the board of directors. The company currently has approximately 114,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson Foods strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

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Contact: Worth Sparkman, 479-290-6358, worth.sparkman@tyson.com